NEWS RELEASE

MARCH 13, 2007

JEWETT-CAMERON TRADING COMPANY LTD.

Telephone: (503) 647-0110, Facsimile (503) 647-2272

Web: www.jewettcameron.com

NASDAQ – “JCTCF” and Toronto Stock Exchange – “JCT”

North Plains, Oregon – Donald M. Boone, President and CEO of Jewett-Cameron Trading Company Ltd. (NASDAQ – “JCTCF” and Toronto Stock Exchange – “JCT”) today announced:

Jewett-Cameron Declares 3 for 2 Stock Split

Stock Split

The Company announced that stockholders at the Company’s annual meeting, which was held on March 9, 2007, approved a three for two stock split to be distributed on or about March 23, 2007 to stockholders of record on March 19, 2007.  Pursuant to the stock split, each stockholder will receive one new share of common stock for each two shares already owned.  As of December 31, 2006 there were 1,584,859 common shares outstanding, after the stock split common shares would increase to 2,377,289.

Don Boone, President and CEO said “We are hopeful that this stock split will broaden our base of investors by making our stock more accessible while improving its trade liquidity.”

About Jewett Cameron

Jewett-Cameron’s operations are classified into four principal industry segments which are located in the United States.  Jewett Cameron is a distributor of building materials and specialty products for home centers, other retailers and original equipment manufacturers. Other activities at Jewett-Cameron include the processing and distribution of agricultural seeds to growers and the distribution of pneumatic air tools and industrial clamps.

Jewett-Cameron continues to diversify its product offerings from being wood products supplier to also being a manufacturer and distributor of specialty products that are sold to retailers.  These specialty products include dog kennels, outdoor shelters, greenhouses, fences and gate systems.

The information in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks, including but not limited to, the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly material, from the predictions contained herein.

For more information contact:

Donald M. Boone – President & CEO

(503) 647-0110